EXHIBIT 4.11

                             AMENDMENT TO AGREEMENT


     THIS AMENDMENT is as of March 31, 2005, by and between (i) Tefron Ltd. ("Tefron" or the "Company"), an Israeli company, and (ii) Norfet, Limited Partnership (the "Investor"), an Israeli limited partnership wholly owned by (x) N.D.M.S Ltd., an Israeli private company, wholly owned by FIMI Opportunity Fund, L.P., a limited partnership formed under the laws of the State of Delaware, (y) FIMI Israel Opportunity Fund, Limited Partnership, a limited partnership, formed under the laws of the State of Israel, and (z) certain designees and co-investors listed in Exhibit A to the Original Agreement (defined below).

     WHEREAS, Tefron and the Investor are parties to a Share Purchase Agreement, dated as of February 17, 2004 (the "Original Agreement") and desire to amend
Section 1(b) thereof.

     NOW, THEREFORE, the parties hereby agree to amend the Original Agreement in the manner described in this Amendment:

1.   AMENDMENT. The term "Additional Shares", defined in the last paragraph of
     Section 1(b) of the Original Agreement, shall be amended to mean an aggregate of 661,765 Ordinary Shares, which is the number of shares representing the sum of US$2,647,059 at a price of US$4 per share.

2. OTHER TERMS AND CONDITIONS. Unless expressly set forth herein, all other terms and conditions set forth in the Original Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties have signed this Amendment as of the date first hereinabove set forth.



TEFRON LTD.                                          NORFET, LIMITED PARTNERSHIP

By: /s/ Gil. Rozen                                       By: /s/
    /s/  Yos Shiran                                          /s/
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